Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO ANNOUNCES RESULTS FOR FISCAL 2008 SECOND QUARTER

Highlights from Fiscal 2008 Second Quarter Ended Dec. 31, 2007

•	4.5% Net Revenue Growth

•	$352 Average Patient Charge (APC)

•	$0.8 Million Net Income/$0.03 Diluted Earnings Per Share

•	$13.9 Million EBITDA From Continuing Operations

•	Company Reiterates Fiscal 2008 Guidance

SCOTTSDALE, Ariz. (Feb. 11, 2008) – Rural/Metro Corporation (Nasdaq: RURL), a leading provider of ambulance and private fire protection services, announced today results for its fiscal 2008 second quarter ended December 31, 2007.

Jack Brucker, President and Chief Executive Officer, said, “Our second-quarter results are highlighted by continued growth in net revenue, further reductions in uncompensated care and positive trending in the key metrics we use to evaluate the performance of our ambulance billing and collections efforts.”

Second-quarter operating statistics included the following results:

•	Net APC, which is the Company’s best measure of cash collected per transport, increased to $352 per transport in the second quarter of fiscal 2008 from $342 in the same period of the prior year.

•

DSO, a measurement of the average number of days it takes to receive payment for an ambulance transport, improved to 64 days in the second quarter of fiscal 2008 from 68 days in the same period of the prior year.

•	Uncompensated care as a percentage of gross ambulance revenue was 14.5%, compared to 15.0% in the fiscal 2008 first quarter ended Sept. 30, 2007 and 14.0% in the second quarter of fiscal 2007.

Mr. Brucker continued, “We are very pleased with these improvements as we continue to mark progress on the execution of our business goals to generate sustainable revenue growth, minimize exposure to uncompensated care, and expedite and enhance billing and collections performance.”

Results of Operations for the Quarter Ended Dec. 31, 2007

Consolidated net revenue for the second quarter increased 4.5% to $119.0 million, compared to $113.9 million for the same period in the prior year. Ambulance services revenue for the quarter was $99.4 million, or an increase of 2.9%, compared to $96.6 million for the same period of the prior year. Other services revenue, which includes fire services, was $19.6 million, or an increase of 13.2%, compared to $17.3 million for the same period of the prior year. Consolidated net revenue growth for the quarter was driven primarily by a $2.6 million increase in same-service-area medical transportation revenue, $1.5 million from new 911 and non-emergency contracts, $0.6 million in ambulance subsidies, a $0.8 million increase in master fire contract fees, and a $0.7 million increase in fire subscription revenue. These increases were offset by a $1.9 million reserve to contractual allowances pursuant to an alleged overpayment of Medicare claims in Tennessee for the period 2004 through 2005.

Payroll and employee benefits expense for the quarter was $74.5 million, or 62.6% of net revenue, compared to $70.6 million, or 62.0% of net revenue, for the same period of the prior year. Fiscal 2008 quarterly results included a $2.5 million positive workers’ compensation insurance claims adjustment recognized in December 2007 compared to a $2.7 million positive adjustment recognized in December 2006.

Other operating expenses for the second quarter were $29.6 million, or 24.9% of net revenue, compared to $26.0 million, or 22.8% of net revenue for the same period of the prior year. The difference included a $1.0 million increase in professional fees related primarily to the adoption of FIN 48, the Company’s recent financial statement restatement, and the review of Internal Revenue Code Section 382 matters, as well as expenses related to the agreement to settle the proposed Board of Directors election contest. Additionally, fuel expenses during the period increased $0.7 million due to higher gas prices.

Gain on sale of assets for the second quarter was $1.3 million, which includes the impact of a $1.6 million gain on the sale of accounts receivable that were previously written off.

Second-quarter auto and general liability insurance expense was $2.1 million, or 1.8% of net revenue, compared to $3.5 million, or 3.1% of net revenue for the same period of the prior year. The decrease was primarily due to a $1.9 million positive auto and general liability claims adjustment recognized in December 2007, compared to a $0.4 million positive adjustment recognized in December 2006.

Net income for the second quarter was $0.8 million, or $0.03 per diluted share, compared to net income of $1.3 million, or $0.05 per diluted share, for the same prior-year period.

Second-quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations was $13.9 million compared to EBITDA from continuing operations of $13.6 million for the same prior-year period.

EBITDA from continuing operations is a key indicator used by management to evaluate operating performance. While EBITDA from continuing operations is not intended to replace any presentation included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing its ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA from continuing operations to GAAP financial measures for the three months and six months ended December 31, 2007 is included with this press release and the related current report on Form 8-K.

Results of Operations for the Six Months Ended Dec. 31, 2007

Consolidated net revenue for the six months ended December 31, 2007 increased 4.5% to $237.9 million, compared to $227.7 million for the prior year. Ambulance services revenue for the six months was $199.7 million, or an increase of 3.6%, compared to $192.8 million for the same period of the prior year. Other services revenue, which includes fire services, was $38.2 million, or an increase of 9.7%, compared to $34.9 million for the same period of the prior year. Consolidated net revenue growth for the six months was driven primarily by a $5.1 million increase in same-service-area medical transportation revenue, $2.6 million from new 911 and non-emergency contracts, $1.5 million in ambulance subsidies, a $1.7 million increase in master fire contract fees, and a $1.2 million increase in fire subscription revenue. These increases also were offset by a $1.9 million reserve to contractual allowances pursuant to an alleged overpayment of Medicare claims in Tennessee for the period 2004 through 2005 mentioned above.

Payroll and employee benefits expense for the six months was $149.3 million, or 62.8% of net revenue, compared to $141.7 million, or 62.2% of net revenue, for the same period of the prior year. Fiscal 2008 year-to-date results also included the $2.5 million positive workers’ compensation insurance claims adjustment recognized in December 2007 compared to a $2.7 million positive adjustment recognized in December 2006, as discussed above.

Other operating expenses for the six months were $56.8 million, or 23.9% of net revenue, compared to $49.6 million, or 21.8% of net revenue, for the same period of the prior year. The difference included a $3.1 million increase in professional fees related primarily to the adoption of FIN 48, the Company’s recent financial statement restatement, and the review of Internal Revenue Code Section 382 matters, as well as expenses related to the agreement to settle the proposed Board of Directors election contest. Additionally, fuel expenses during the period increased $1.0 million due to higher gas prices.

Gain on sale of assets for the six months was $1.3 million, which includes the impact of a $1.6 million gain on the sale of accounts receivable that were previously written off, as discussed above.

Auto and general liability insurance expense for the period was $6.0 million, or 2.5% of net revenue, compared to $7.5 million, or 3.3% of net revenue for the same period a year ago. As described above, the decrease was due to a $1.9 million positive actuarial claims adjustment recognized in December 2007 compared to a $0.4 million positive adjustment recognized in December 2006.

Net income for the six-month period was $1.2 million, or earnings of $0.05 per diluted share, compared to net income of $3.0 million, or earnings of $0.12 per diluted share, for the same prior-year period.

EBITDA from continuing operations for the six-month period was $26.4 million compared to EBITDA from continuing operations of $27.9 million for the same prior-year period.

Fiscal 2008 Financial Guidance

The Company reiterated its financial guidance for the fiscal year ending June 30, 2008, expecting EBITDA from continuing operations to be in the range of $50.0 million to $55.0 million and capital expenditures to be in the range of $13.0 million to $15.0 million.

Operating Statistics

Following is a presentation of certain of the Company’s key operating statistics:

	Q2 ‘07 (12/31/06)	Q3 ‘07 (3/31/07)	Q4 ‘07 (6/30/07)	Q1 ‘08 (9/30/07)	Q2 ‘08 (12/31/07)
Medical Transports (1)	263,096	271,189	268,479	266,789	267,604
Average Patient Charge (APC) (2)	$342	$327	$335	$348	$352
Days Sales Outstanding (DSO) (3)	68	67	65	64	64

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.

(2)	Net Medical Transport APC is defined as gross medical ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care, divided by medical transports from continuing operations. For the three and six months ended December 31, 2007, the calculation excludes the effect of the $1.9 million alleged overpayment of Medicare claims in Tennessee.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month average and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial (877) 419-6597 (domestic) or (719) 325-4890 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from approximately 2 p.m. (Eastern) today through midnight (Eastern) February 12, 2008. To access the replay, dial 888-203-1112. From international locations, dial (719) 457-0820. The required pass code is 1519724. An archived webcast will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 23 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, working capital, accounts receivable collection, cash flow, EBITDA, capital expenditures, expected trends in uncompensated care, payroll expense, repayment of debt, insurance coverage and claim reserves, capital needs, operating results and compliance with debt facilities. In addition, the Company may face risks and uncertainties related to the effectiveness of its initiatives to reduce uncompensated care, and its ability to collect its accounts receivable and other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

###

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited)
	December 31, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,241	$6,181
Accounts receivable, net	86,154	78,313
Inventories	8,927	8,782
Deferred income taxes	18,964	15,836
Prepaid expenses and other	16,499	18,273

Total current assets	132,785	127,385
Property and equipment, net	46,882	45,521
Goodwill	37,700	37,700
Deferred income taxes	56,031	67,309
Insurance deposits	2,132	1,868
Other assets	19,449	19,547

Total assets	$294,979	$299,330

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,915	$15,271
Accrued liabilities	55,436	53,358
Deferred revenue	23,304	24,959
Current portion of long-term debt	331	41

Total current liabilities	96,986	93,629
Long-term debt, net of current portion	279,635	280,081
Other liabilities	28,255	24,065

Total liabilities	404,876	397,775

Minority interest	2,368	2,104

Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,822,726 and 24,737,726 shares issued and outstanding at December 31, 2007 and June 30, 2007, respectively	248	247
Additional paid-in capital	154,909	154,777
Treasury stock, 96,246 shares at both December 31, 2007 and June 30, 2007	(1,239)	(1,239)
Accumulated other comprehensive income	106	294
Accumulated deficit	(266,289)	(254,628)

Total stockholders’ deficit	(112,265)	(100,549)

Total liabilities, minority interest and stockholders’ deficit	$294,979	$299,330

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Net revenue	$118,993	$113,908	$237,946	$227,655

Operating expenses:
Payroll and employee benefits	74,462	70,592	149,347	141,673
Depreciation and amortization	3,173	2,867	6,266	5,742
Other operating expenses	29,589	25,967	56,828	49,553
Auto/general liability insurance expense	2,143	3,543	5,968	7,536
(Gain) loss on sale of assets	(1,321)	11	(1,318)	8

Total operating expenses	108,046	102,980	217,091	204,512

Operating income	10,947	10,928	20,855	23,143
Interest expense	(8,010)	(7,986)	(15,760)	(15,771)
Interest income	92	140	234	260

Income from continuing operations before income taxes and minority interest	3,029	3,082	5,329	7,632
Income tax provision	(1,690)	(2,082)	(2,855)	(4,273)
Minority interest	(259)	(201)	(764)	(974)

Income from continuing operations	1,080	799	1,710	2,385
Income (loss) from discontinued operations, net of income taxes	(326)	511	(545)	612

Net income	$754	$1,310	$1,165	$2,997

Income (loss) per share:
Basic -
Income from continuing operations	$0.04	$0.03	$0.07	$0.10
Income (loss) from discontinued operations	(0.01)	0.02	(0.02)	0.02

Net income	$0.03	$0.05	$0.05	$0.12

Diluted -
Income from continuing operations	$0.04	$0.03	$0.07	$0.10
Income (loss) from discontinued operations	(0.01)	0.02	(0.02)	0.02

Net income	$0.03	$0.05	$0.05	$0.12

Average number of common shares outstanding - Basic	24,764	24,581	24,751	24,546

Average number of common shares outstanding - Diluted	24,950	25,011	24,969	24,953

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,165	$2,997
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	6,343	5,988
Non-cash adjustments to insurance claims reserves	(4,466)	(3,128)
Accretion of 12.75% Senior Discount Notes	4,268	3,772
Deferred income taxes	1,130	4,031
Amortization of deferred financing costs	1,021	1,007
Loss (gain) on sale of property and equipment	286	(667)
Earnings of minority shareholder	764	975
Stock-based compensation benefit	—	(7)
Change in assets and liabilities -
Accounts receivable	(7,841)	(3,189)
Inventories	(145)	(504)
Prepaid expenses and other	2,015	(1,969)
Insurance deposits	(264)	914
Other assets	667	3,271
Accounts payable	2,636	1,492
Accrued liabilities	3,329	73
Deferred revenue	(1,655)	(85)
Other liabilities	563	(1,306)

Net cash provided by operating activities	9,816	13,665

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(12,250)
Sales of short-term investments	5,000	18,451
Capital expenditures	(7,525)	(8,433)
Proceeds from the sale of property and equipment	5	687

Net cash used in investing activities	(7,520)	(1,545)

Cash flows from financing activities:
Repayment of debt	(6,319)	(7,019)
Issuance of debt	1,300	—
Cash paid for debt issuance costs	(850)	(162)
Tax benefit from the exercise of stock options	75	93
Issuance of common stock	58	226
Distributions to minority shareholders	(500)	(500)

Net cash used in financing activities	(6,236)	(7,362)

Increase (decrease) in cash and cash equivalents	(3,940)	4,758
Cash and cash equivalents, beginning of period	6,181	3,041

Cash and cash equivalents, end of period	$2,241	$7,799

Supplemental disclosure of non-cash operating activities:
Increase in accumulated deficit, other liabilities and decrease in deferred income taxes upon adoption of FIN 48	$12,826	$—

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$55	$102
Note payable incurred for software licenses	354	—
Debt issuance costs funded by liabilities	7	—

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Income from continuing operations	$1,080	$799	$1,710	$2,385
Add back:
Depreciation and amortization	3,173	2,867	6,266	5,742
Interest expense on borrowings	5,342	5,463	10,471	10,992
Amortization of deferred financing costs	480	589	1,021	1,007
Accretion of 12.75% Senior Discount Notes	2,188	1,934	4,268	3,772
Interest income	(92)	(140)	(234)	(260)
Income tax provision	1,690	2,082	2,855	4,273

EBITDA from continuing operations	$13,861	$13,594	$26,357	$27,911
EBITDA from discontinued operations	(539)	879	(900)	1,181

Total EBITDA	$13,322	$14,473	$25,457	$29,092

The items listed below have not been included as adjustments in the above calculation of EBITDA:

Stock-based compensation benefit	—	—	—	(7)
Loss (gain) on sale of property and equipment	272	(664)	286	(667)
Gain on sale of accounts receivable	(1,873)	—	(1,873)	—
Debt amendment fees	149	47	149	47
Executive severance	—	—	—	1,133

Adjusted EBITDA from all operations	$11,870	$13,856	$24,019	$29,598
Increase (decrease):
Items added back to arrive at EBITDA from continuing operations	(12,781)	(12,795)	(24,647)	(25,526)
Items added back to arrive at EBITDA from discontinued operations:
Income tax benefit (provision) on discontinued operations	243	(247)	432	(323)
Depreciation and amortization on discontinued operations	(30)	(121)	(77)	(246)
Items added back to arrive at Adjusted EBITDA	1,452	617	1,438	(506)
Depreciation and amortization	3,203	2,988	6,343	5,988
Non-cash adjustments to insurance claims reserves	(4,466)	(3,128)	(4,466)	(3,128)
Accretion of 12.75% Senior Discount Notes	2,188	1,934	4,268	3,772
Deferred income taxes	564	2,180	1,130	4,031
Amortization of deferred financing costs	480	589	1,021	1,007
Earnings of minority shareholder	259	202	764	975
Loss (gain) on sale of property and equipment	272	(664)	286	(667)
Stock based compensation benefit	—	—	—	(7)
Changes in operating assets and liabilities	(1,385)	2,512	(695)	(1,303)

Net cash provided by operating activities	$1,869	$7,923	$9,816	$13,665